VOYAGEUR FUND DISTRIBUTORS, INC.
                             90 South Seventh Street
                              Minneapolis, MN 55402


                             DEALER SALES AGREEMENT

Dear Sir or Madam:

     This Dealer Sales Agreement (the "Agreement") made as of the date set forth below, by and between Voyageur Fund Distributors, Inc., (the "Underwriter"), and you (the "Dealer"), sets forth the terms of selling arrangements between the Underwriter and you as Dealer.

     WHEREAS, the Underwriter has entered into Distribution Agreements with certain investment companies, including open-end investment companies and unit investment trusts (the "Funds"), under which the Underwriter was engaged and agreed to act as principal underwriter of the securities of such Funds to the public, either through dealers or otherwise; and

     WHEREAS, the parties hereto desire that the Dealer be a member of a selling group to sell and distribute shares or units of the Funds' securities to the public;

     NOW, THEREFORE, the Dealer hereby offers to become a member in a selling group to sell and distribute the Funds' securities to the public and to render certain shareholder services, subject to the following terms and conditions.

     1. ACCEPTANCE OF SUBSCRIPTIONS. Subscriptions solicited by you will be accepted only at the price, in the amounts, and on the terms which are set forth in the then current Prospectuses (the term "Prospectus" shall also include any Statement of Additional Information incorporated therein by reference) of the Funds.

     2. DEALER DISCOUNT AND OTHER COMPENSATION. The Dealer shall receive, for sales of the Funds' shares or units, the applicable Dealer Discount or other compensation as set forth in the then current prospectus of the relevant Fund. Additionally, with respect to certain of the Funds, the Dealer may be entitled to receive additional compensation upon such terms and conditions and in such amounts as set forth in such Prospectus (and on Schedule A attached hereto with respect to sales of money market Funds) for providing to Fund shareholders certain personal and account maintenance services (including, but not limited to, responding to shareholder inquiries and providing information on their investments) not otherwise required to be provided by the applicable Funds' investment adviser or transfer agent ("Service Fees") or (in addition to the aforementioned Dealer Discount) for sales of the applicable Fund's securities(" Distribution Fees"). These additional amounts may be amended in the Prospectus or Schedule A in whole or in part without notice from time to time by the Underwriter.

     3. ORDERS. Orders to purchase shares or units of any Fund shall be placed as described in the then current Prospectus of the applicable Fund and as instructed from time to time by the Underwriter. Orders shall be placed promptly upon receipt, and there shall be no postponement of orders received so as to profit the Dealer by reason of such postponement. Each order shall be confirmed by the Dealer in writing on the day such order was placed. Payment for shares or units ordered from us shall be in New York or Boston clearinghouse funds received by us by the later of: (i) the end of the fifth business day following your receipt of the customer's order to purchase such shares or units or (ii) the end of one business day following your receipt of the customer's payment for such shares or units, but in no event later than the end of the eighth business day following your receipt of the customer's order; PROVIDED, HOWEVER, that commencing as of June 1, 1995 and in accordance with Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, payment for such shares or units must be received by us not later than the end of the third business day following your receipt of the customer's order. If such payment is not received by us, we reserve the right, without notice, forthwith to cancel the sale, or, in the case of shares, at our option, to sell the shares ordered back to the issuer, in which case we may hold you responsible for any loss, including loss of profit, suffered by us resulting from your failure to make payment as aforesaid.

     4. GENERAL. In soliciting purchases of shares or units of any Fund, the Dealer shall act as an independent contractor and not as an agent of the Underwriter or the Fund. The Dealer agrees that neither the Underwriter nor any other dealer nor any of the Funds shall be deemed an agent of the Dealer. Nothing herein shall constitute the Dealer as a partner of the Underwriter, any other dealer or any of the Funds, or render any such entity liable for obligations of the Dealer. The Dealer understands and agrees that each shareholder account which includes shares or units of any Fund subject to the Fund's contingent deferred sales charge (as described in the applicable Fund's current Prospectus) shall not be included the Dealer's omnibus or house account, if any, but shall be established as a separate shareholder account in which purchase and redemption transactions are reported separately to the Underwriter.

     5. DEALER'S UNDERTAKINGS. No person is authorized to make any representation concerning shares or units of any Fund except those contained in the then current Prospectus of the applicable Fund. The Dealer shall not sell shares or units of any Fund pursuant to this Agreement unless the then current Prospectus of the applicable Fund is furnished to the purchaser prior to the offer and sale. The Dealer shall not use any supplemental sales literature of any kind without prior written approval of the Underwriter unless it is furnished by the Underwriter for such purpose. In offering and selling shares or units of any Fund, the Dealer will rely solely on the representations contained in the then current Prospectus of the applicable Fund. With respect to any Fund offering multiple classes of shares, the Dealer shall disclose to prospective investors the existence of all available classes of such Fund and shall determine the suitability of each available class as an investment for each such prospective investor. Notwithstanding Paragraph 8 of this Agreement, the Dealer agrees to indemnify and to hold harmless the Funds and/or the Underwriter from and against any and all claims, liability, expense or loss in any way arising out of or in any way connected with (i) any violation of this Paragraph 5, (ii) any account established by the Dealer, or for which the Dealer is broker-dealer of record, with a "transfer on death", "payable on death" or other similar restriction or (iii) arising out of or in any way connected with the Dealer's willful, reckless or negligent violation of any law, regulation, contract or other arrangement; provided that the notice provisions set forth in Paragraph 9 with respect to the Underwriter shall apply equally under this Agreement with respect to the Dealer.

     6. REPRESENTATIONS AND AGREEMENTS OF THE DEALER. By accepting this Agreement, the Dealer represents that it: (i) is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended; (ii) is qualified to act as a dealer in each jurisdiction in which it will offer shares of any Fund;
(iii) is a member in good standing of the National Association of Securities Dealers, Inc.; and (iv) will maintain such registrations, qualifications and memberships throughout the term of this Agreement. The Dealer shall comply with all applicable federal laws, the laws of each jurisdiction in which it will offer shares of any Fund, and the rules and regulations of the National Association of Securities Dealers, Inc. The Dealer shall not be entitled to any compensation during any period in which it has been suspended or expelled from membership in the National Association of Securities Dealers, Inc.

     7. DEALER'S EMPLOYEES. By accepting this Agreement, the Dealer assumes full responsibility for thorough and prior training of its representatives concerning the selling methods to be used in connection with the offer and sale of shares of the Fund, giving special emphasis to the principles of full and fair disclosure to prospective investors.

     8. INDEMNIFICATION. Except as otherwise provided in this Agreement, the Underwriter hereby agrees to indemnify and to hold harmless the Dealer and each person, if any, who controls the Dealer within the meaning of Section 15 of the Securities Act of 1933 (the "Act") and their respective successors and assigns (hereinafter in this paragraph separately and collectively referred to as the "Defendants") from and against any and all losses, claims, demands or liabilities, joint or several, to which the Defendants may become subject under the Act, at common law or otherwise (including any legal or other expense reasonably incurred in connection therewith), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement of a material fact contained in the then current Prospectuses (and/or Statements of Additional Information) of the Funds or arise out of or are based upon the omission or alleged omission to state therein a material fact that is required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that this indemnity agreement is subject to the condition that notice be given as provided in paragraph 9.

     9. NOTICE. Upon the presentation in writing of any claim or the commencement of any suit against any Defendant in respect of which indemnification may be sought from the Underwriter on account of its agreement contained in the preceding sentence, such Defendant shall with reasonable promptness give notice in writing of such suit to the Underwriter, but failure so to give such notice shall not relieve the Underwriter from any liability that it may have to the Defendants otherwise than on account of said indemnity agreement. The Underwriter shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any such claim or suit, but if the Underwriter elects to assume the defense, such defense shall be conducted by counsel chosen by it and satisfactory to the Defendants who are parties to such suit or against whom such claim is presented. If the Underwriter elects to assume the defense and retain such counsel as herein provided, such Defendant shall bear the fees and expenses subsequently incurred of any additional counsel retained by them. The Underwriter agrees to notify the Dealer promptly, as soon as it has knowledge thereof, of the commencement of any litigation or proceedings against the Underwriter or any of the Funds or any of their directors or officers, in connection with the offer or sale of shares of the Funds' common stock to the public. The Underwriter's obligation under this paragraph shall survive the termination of this Agreement.

     10. ASSIGNMENT. The Underwriter may assign this Agreement to an affiliate upon notice to the Dealer. This Agreement may not be assigned by the Dealer.

     11. TERMINATION. Either party may terminate this Agreement at any time upon giving written notice to the other party hereto. This Agreement shall terminate automatically upon an "assignment" as defined in the Investment Company Act of 1940.

     12. WAIVER. No failure, neglect or forbearance on the part of the Underwriter to require strict performance of this Agreement shall be construed as a waiver of the rights or remedies of the Underwriter hereunder.

     13. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Minnesota without reference to the choice of laws or conflicts principles of such state.

     14. SUSPENDING SALES, AMENDING OR CANCELING THIS AGREEMENT. The Underwriter may, at any time, without notice, suspend sales or withdraw any offering of shares entirely. The Underwriter reserves the right to amend or cancel this Agreement upon notice to you. The Dealer agrees that any order to purchase shares of Funds placed after notice of any amendment to this Agreement has been sent to the Dealer shall constitute the Dealer's agreement to any such amendment.

DEALER:


_____________________________                     __________________________
(Name)                                            (NSCC Clearing Number)
_____________________________                     __________________________
(Tax Identification Number)                       (NSCC Executing Broker Symbol)
_____________________________                     __________________________
(Street Address)                                  (Telephone Number)
_____________________________
(City) (State) (Zip)

Date of offer:__________________, 19___
By________________________________________________
                    (Signature)

Please Print Name_________________________________
Its_______________________________________________
                    (Title)

VOYAGEUR FUND DISTRIBUTORS, INC.

By:_____________________________
   Name: Frank C. Tonnemaker
   Title : President

                                   SCHEDULE A


MONEY MARKET SHARES
A.       For money market shares sold by a dealer participating in the Voyageur Cash Advantage Program*:

                                                     Average Annual
         Fund                                        Aggregate Balance                  Annual Fee
         ----                                        -----------------                  ----------
         Voyageur Cash Trust Series                  $0 - $5 million..............          .40%
         Voyageur Minnesota Municipal Cash Trust     over $5 million - $10 million          .45%
                                                     over $10 million.............          .50%

         Voyageur California Municipal Cash Trust    not applicable...............          .25%
         Voyageur Florida Municipal Cash Trust       not applicable...............          .25%

B.       For money market shares sold by a dealer not participating in the Voyageur Cash Advantage Program*:

                                                     Average Annual
         Fund                                        Aggregate Balance                   Annual Fee
         ----                                        -----------------                  -----------
         Voyageur Cash Trust Series                  not applicable...............          .30%
         Voyageur Minnesota Cash Trust Series        not applicable ..............          .25%
         Voyageur California Cash Trust Series       not applicable ..............          .25%
         Voyageur Florida Cash Trust Series          not applicable...............          .25%

* The Voyageur Cash Advantage Program permits broker/dealers to use the Voyageur Cash Trust Series of Money Market Funds and additional selected money market funds as a "proprietary" money market fund family. In order to participate in the Program, broker/dealers must communicate purchase and sell orders to Voyageur through electronic or telephonic media, must maintain a single omnibus account for each applicable Cash Trust Series and must perform all necessary subaccounting and record keeping for individual client accounts.